Exhibit 99.1

Annual Meeting of Stockholders May 12, 2017 Financial Overview Douglas M. Hultquist, CEO Todd A. Gipple, COO/CFO

Earnings History

QCR Holdings, Inc.
a relationship driven organization™

	Reported 12/31/10	Reported 12/31/11	Reported 12/31/12	Reported 12/31/13	Reported 12/31/14	Reported 12/31/15	Reported 12/31/16
Net Income	$2.5	$4.4	$9.1	$11.8	$13.9	$16.9	$27.7
Net Interest Margin (%)	2.92%	3.08%	3.14%	3.03%	3.15%	3.37%	3.75%
Return on Assets (%)	0.36%	0.51%	0.62%	0.64%	0.61%	0.66%	0.97%

($ millions)

2

1 st Quarter 2016 1 st Quarter 2017 Net In c o me $6 . 4 $9.2 Net Interest Margin (%) 3 . 59% 3.90% Return on Assets (%) 0 . 98% 1.12% 3 ($ millions) Earnings History

Stock Price P erf o r m a n ce $13 . 22 4 $17 . 03 $17 . 86 $24 . 29 $43 . 30 $45 . 60 $9 . 10 $10 . 00 $5.00 $15 . 00 $20 . 00 $25 . 00 $30 . 00 $40 . 00 $35 . 00 $45 . 00 $50 . 00 $0.00 12 / 31 / 11 12 / 31 / 12 12 / 31 / 13 12 / 31 / 14 12 / 31 / 15 12 / 31 / 16 4 / 30 / 17

Annualized Increase in Market Value (1)IPO of $14M in Common Stock at $10 per share (split adjusted = $4.44 per share today). (2) Private Placement of $5M in Common Stock at $11 per share (split adjusted = $7.33 per share today). (3) Private Placement of $5M in Common Stock at $19.50 per share. 10.42% 5 12.44% 7.19% 0.00% 5.00% 10.00% 15.00% 20.00% (1) Oct 93 Calculated on 5/1/17 - Closing Stock price = $45.95 (3) Dec 04 (2) Sep 01

Strategic Plan 6 We have 2 main goals in our strategic plan that we believe will continue to drive shareholder value: 1. Create a culture of high performance 2. Perform in the top quartile of our peers by 2020

7 Initiatives QCR Holdings, Inc. has seven stated initiatives that will drive us to the top quartile of our peers: 1. Continue strong organic loan and lease growth to maintain loans and leases to total assets ratio in the range of 70 - 75% 2. Continued focus on growing core deposits to maintain reliance on wholesale funding to less than 15% of assets. 3. Continue to focus on maintaining gains on sale of USDA and SBA loans, and fee income on SWAPS, as a more significant and consistent component of core revenue 4. Grow Wealth Management fee income by 10% annually 5. Carefully manage noninterest expenses growth 6. Maintain asset quality metrics to better than peer levels 7. Participate as an acquirer in the consolidation taking place in our markets to further boost ROAA, improve efficiency ratio, and increase EPS 7

Questions? Thank you for your continued support! 8